Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2009, relating to the consolidated financial statements of SoundBite Communications, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes effective January 1, 2007) appearing in the Annual Report on Form 10-K of SoundBite Communications, Inc. for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE llp
Boston, Massachusetts
June 11, 2009